Dresser-Rand Reports Second Quarter 2013 Diluted EPS of $0.69

Sales and Net Income Up 27% and 57%, respectively, compared to Prior Year

HOUSTON, July 25, 2013 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three months ended June 30,		Six months ended June 30,
	(Unaudited)
	2013	2012	2013	2012
Total revenues	$805.3	$635.8	$1,571.7	$1,297.6
Income from operations	$87.2	$72.6	$152.7	$124.3
Interest expense, net	($13.4)	($15.9)	($27.7)	($32.2)
Other income (expense), net	$2.0	($0.5)	$1.0	($0.4)
Income before income taxes	$75.8	$56.2	$126.0	$91.7
Net income attributable to Dresser-Rand	$53.3	$34.0	$86.2	$57.6
Diluted EPS	$0.69	$0.45	$1.12	$0.76
Shares used to compute EPS (000)	76,739	76,100	76,742	76,078
Other information:
Total bookings	$868.4	$737.2	$1,536.2	$1,564.2
Total backlog	$2,945.4	$2,797.3	$2,945.4	$2,797.3

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income attributable to Dresser-Rand of $53.3 million, or $0.69 per diluted share, for the second quarter 2013, compared with net income attributable to Dresser-Rand of $34.0 million, or $0.45 per diluted share, for the second quarter 2012.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "We are pleased with our second quarter 2013 bookings and financial results. Income from operations of $87 million was up 20% from last year's second quarter and was close to the top end of our guidance range. For the full year, we continue to forecast revenues and operating income at record levels.

"New unit bookings of approximately $432 million included the de-booking of an upstream project of approximately $40 million. Without this de-booking, our new unit bookings would have been $472 million, representing an increase of 37% over the corresponding period last year. We were especially pleased to have received a new unit project award from Apex Compressed Air Energy Storage, LLC ("Apex") for a new 317 MW compressed air energy storage ("CAES") facility to be constructed in Texas.

"The aftermarket continues to deliver increasingly strong results. Parts and services bookings of $436 million represent an 11.5% year-over-year increase, which featured the securing of a large energy asset contract extension for which we booked $50 million.

"Against this positive backdrop, there are three items that need to be addressed.

  The slowdown in new unit bookings for the upstream sector. As previously indicated, several large projects related to oil production moved from late last year's bookings forecast into the second half of 2013. Over the past several months, these projects have continued to experience delays based on the clients' desire to reduce CAPEX, as well as resource constraints. As a result, we now expect several major projects to move out of the 2013 time frame. To be clear, activity levels remain high and we believe that the upstream slowdown represents a delay rather than demand destruction. On the basis of the above, we are now revising our forecast for new unit bookings from $1.8 to $2.0 billion to $1.5 to $1.7 billion.
  The U.S. dollar's sustained relative strength versus other key operating currencies. At present exchange rates, we estimate the impact on operating income to be in the range of $10 to $15 million for the full year, with substantially all of the impact occurring in the second half of the year. As a result, we presently believe our full year operating income will be in the range of $430 to $450 million. This is essentially in-line with the current consensus estimate of approximately $453 million as adjusted by this translation effect.
  Net working capital. In our previous forecast we anticipated our net working capital would remain flat and, over time, move back to approximately 10% of sales. This forecast assumed the sale of a solar park in the second quarter, which ultimately did not occur. The effect on net working capital was approximately $40 million, which approximates the increase in the quarter. We expect the sale to go through in the second half of 2013.

Summary of Results

Bookings of $868.4 million for the second quarter 2013 were 17.8% higher than the $737.2 million for the second quarter 2012. The backlog at June 30, 2013, of $2,945.4 million was 5.3% higher than the $2,797.3 million backlog at June 30, 2012.

Revenues for the second quarter 2013 of $805.3 million were $169.5 million or 26.7% higher than the second quarter 2012 of $635.8 million. Revenues increased as a result of higher volume and, to a lesser extent, price increases.

Total operating income for the second quarter 2013 was $87.2 million, compared to operating income of $72.6 million for the second quarter 2012. As a percentage of revenues, operating income for the second quarter 2013 was 10.8%, compared to 11.4% for the corresponding period in 2012. The decrease in operating income as a percentage of revenues was principally the result of a shift in the overall mix of total revenues from the aftermarket segment to the new units segment and higher research and development expenses. These adverse impacts were partially offset by improved operating leverage on fixed costs and, to a lesser extent, price increases.

Net income attributable to Dresser-Rand was $53.3 million or $0.69 per diluted share, for the second quarter 2013, compared to net income attributable to Dresser-Rand of $34.0 million, or $0.45 per diluted share, for the second quarter 2012.

New Units Segment

New unit bookings of $432.0 million for the second quarter 2013 were 25.0% higher than bookings of $345.7 million for the corresponding period in 2012. One major order was cancelled in the second quarter 2013 reducing second quarter new unit bookings by approximately $40 million. Second quarter 2013 new unit bookings before the order cancellation totaled $472.0 million, an increase of 37% versus the corresponding period in 2012. The backlog at June 30, 2013, of $2,254.3 million was 2.7% higher than the $2,194.3 million backlog at June 30, 2012.

New unit revenues were $420.2 million for the second quarter 2013 compared to $287.3 million for second quarter 2012, an increase of $132.9 million or 46.3%. The increase in second quarter 2013 revenues compared to the corresponding period in 2012 reflects the variability in the timing and the size of very large orders in the new units segment. Additionally, the Company entered into three extended scope construction-type contracts near the end of 2012 that are accounted for on a percentage-of-completion basis and contributed approximately $67.4 million of revenues.

New units operating income was $25.8 million for the second quarter 2013, compared to operating income of $27.3 million for the second quarter 2012. This segment's operating margin was 6.1% for the second quarter 2013, compared to 9.5% for the second quarter 2012. The decrease in operating margin was due to a less favorable sales mix and an increase in the fixed cost allocation between new units and aftermarket, partially offset by better operating leverage from higher volumes.

Aftermarket Parts and Services Segment

Aftermarket bookings of $436.4 million for the second quarter 2013 were 11.5% higher than bookings of $391.5 million for the corresponding period in 2012. The increase in aftermarket bookings reflects good levels of activity in most geographic segments and the continuing success in executing the aftermarket growth strategies. The backlog at June 30, 2013, of $691.1 million was 14.6% higher than the $603.0 million backlog at June 30, 2012.

Aftermarket parts and services revenues were $385.1 million for the second quarter 2013, compared to $348.5 million for the second quarter 2012, an increase of $36.6 million or 10.5%. The increase in revenues reflects growth in most geographic segments, especially Latin America, and to a lesser extent, price increases. The increase in revenues was partially offset by the adverse translation impact of a stronger U.S. dollar.

Aftermarket operating income was $92.8 million for the second quarter 2013, compared to $69.9 million for the second quarter 2012. This segment's operating margin was 24.1% for the second quarter 2013, compared to 20.1% for the second quarter 2012. This increase was the result of a more favorable sales mix, a decrease in the fixed cost allocation between new units and aftermarket, price increases and the benefits of operating leverage from higher volumes.

Liquidity and Capital Resources

As of June 30, 2013, the Company had cash and cash equivalents of $162.3 million and the ability to borrow $235.6 million under the $765.0 million revolving portion of its Senior Secured Credit Facility, as $116.9 million was used for outstanding letters of credit and $412.5 million of borrowings was outstanding. In addition to these letters of credit, $197.8 million of letters of credit and bank guarantees were outstanding at June 30, 2013, which were issued by banks offering uncommitted lines of credit.

In the first six months of 2013, cash used in operating activities was $34.4 million compared with $1.5 million for the corresponding period in 2012. The decline in cash from operations in the six months ended June 30, 2013, was principally the result of increased investment in working capital. Working capital was higher than anticipated principally due to a delay in the sale of a solar park, which is now expected to close later this year, and better progress on projects accounted for on a percentage-of-completion basis. These items will be covered in more detail on the conference call.

In the first six months of 2013, net cash used in investing activities was $44.3 million compared with $77.3 million for the corresponding period in 2012. Cash used in investing activities in the first six months of 2013 includes $39.7 million of capital expenditures. Cash used in investing activities in the first six months of 2012 includes $25.4 million of capital expenditures, $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired) and $6.0 million related to an additional capital investment in the non-controlling interest of Echogen Power Systems, LLC.

Cash provided by financing activities was $128.9 million in the first six months of 2013, compared to cash provided by financing activities of $88.9 million in the first six months of 2012. As of June 30, 2013, net debt was approximately $992.8 million.

Outlook

The Company expects 2013 new unit bookings of $1.5 to $1.7 billion and maintains aftermarket bookings guidance of $1.6 to $1.8 billion. The Company presently believes its full year operating income will be in the range of $430 to $450 million based on current foreign exchange rates.

New unit segment margins are expected to be in the range of 8% to 10% and aftermarket segment margins are expected to be in the range of 23% to 25%. The Company expects its full year 2013 interest expense to be approximately $55 to $60 million and its effective tax rate to be approximately 31% to 33%.

Conference Call

The Company will discuss its second quarter 2013 results at its conference call on July 26, 2013, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on July 26, 2013, through 11:59 p.m. Eastern Time on August 2, 2013. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 20062921.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: the inability to obtain the requisite funding for the construction of the project; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of our information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	($ in millions, except per share amounts)

Net sales of products	$ 590.2	$ 427.4	$ 1,162.2	$ 922.1
Net sales of services	215.1	208.4	409.5	375.5
Total revenues	805.3	635.8	1,571.7	1,297.6
Cost of products sold	460.1	314.5	918.3	709.7
Cost of services sold	147.0	153.5	283.2	275.2
Total cost of sales	607.1	468.0	1,201.5	984.9
Gross profit	198.2	167.8	370.2	312.7
Selling and administrative expenses	98.4	88.5	194.6	177.2
Research and development expenses	12.6	6.7	22.9	11.2
Income from operations	87.2	72.6	152.7	124.3
Interest expense, net	(13.4)	(15.9)	(27.7)	(32.2)
Other income (expense), net	2.0	(0.5)	1.0	(0.4)
Income before income taxes	75.8	56.2	126.0	91.7
Provision for income taxes	21.4	21.2	37.2	32.4
Net income	54.4	35.0	88.8	59.3
Net income attributable to noncontrolling interest	(1.1)	(1.0)	(2.6)	(1.7)
Net income attributable to Dresser-Rand	$ 53.3	$ 34.0	$ 86.2	$ 57.6
Net income attributable to Dresser-Rand per share
Basic	$ 0.70	$ 0.45	$ 1.13	$ 0.76
Diluted	$ 0.69	$ 0.45	$ 1.12	$ 0.76
Weighted average shares outstanding - (in thousands)
Basic	76,210	75,528	76,005	75,411
Diluted	76,739	76,100	76,742	76,078

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	($ in millions)
Revenues
New units	$ 420.2	$ 287.3	$ 863.4	$ 655.1
Aftermarket parts and services	385.1	348.5	708.3	642.5
Total revenues	$ 805.3	$ 635.8	$ 1,571.7	$ 1,297.6
Gross profit
New units	$ 54.9	$ 49.6	$ 110.4	$ 96.5
Aftermarket parts and services	143.3	118.2	259.8	216.2
Total gross profit	$ 198.2	$ 167.8	$ 370.2	$ 312.7
Income from operations
New units	$ 25.8	$ 27.3	$ 54.4	$ 47.5
Aftermarket parts and services	92.8	69.9	159.2	123.2
Unallocable	(31.4)	(24.6)	(60.9)	(46.4)
Total income from operations	$ 87.2	$ 72.6	$ 152.7	$ 124.3
Bookings
New units	$ 432.0	$ 345.7	$ 700.8	$ 787.9
Aftermarket parts and services	436.4	391.5	835.4	776.3
Total bookings	$ 868.4	$ 737.2	$ 1,536.2	$ 1,564.2
Backlog - ending
New units	$ 2,254.3	$ 2,194.3	$ 2,254.3	$ 2,194.3
Aftermarket parts and services	691.1	603.0	691.1	603.0
Total backlog	$ 2,945.4	$ 2,797.3	$ 2,945.4	$ 2,797.3

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets
Cash and cash equivalents	$ 162.3	$ 122.8
Restricted cash	11.6	17.6
Accounts receivable, less allowance for losses of $9.4 at 2013 and $9.6 at 2012	646.6	565.9
Inventories, net	564.6	552.5
Prepaid expenses and other	76.1	66.7
Deferred income taxes, net	30.0	30.5
Total current assets	1,491.2	1,356.0
Property, plant and equipment, net	460.2	466.9
Goodwill	890.7	911.3
Intangible assets, net	486.9	506.9
Deferred income taxes	21.1	14.9
Other assets	84.1	77.0
Total assets	$ 3,434.2	$ 3,333.0

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 661.3	$ 600.4
Customer advance payments	166.1	282.3
Accrued income taxes payable	28.6	44.4
Current portion of long-term debt	35.4	35.9
Total current liabilities	891.4	963.0
Deferred income taxes	48.7	35.8
Postemployment and other employee benefit liabilities	133.7	142.8
Long-term debt	1,131.3	1,014.9
Other noncurrent liabilities	72.9	81.6
Total liabilities	2,278.0	2,238.1
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and 76,262,811 and 75,675,854 shares issued and outstanding at June 30, 2013, and December 31, 2012, respectively

	0.8	0.8
Additional paid-in capital	150.7	140.5
Retained earnings	1,170.8	1,084.6
Accumulated other comprehensive loss	(171.5)	(134.7)
Total Dresser-Rand stockholders' equity	1,150.8	1,091.2
Noncontrolling interest	5.4	3.7
Total stockholders' equity	1,156.2	1,094.9
Total liabilities and stockholders' equity	$ 3,434.2	$ 3,333.0

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$ 88.8	$ 59.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	45.9	42.8
Deferred income taxes	4.0	3.8
Stock-based compensation	17.9	16.4
Excess tax benefits from stock-based compensation	(6.6)	(3.8)
Amortization of debt financing costs	2.0	1.9
Provision for losses on inventory	0.6	0.5
Loss on sale of property, plant and equipment	-	0.3
(Gain) loss from equity investments	(1.3)	1.5
Changes in working capital and other, net of acquisitions
Accounts receivable, net	(84.2)	67.3
Inventories	(21.9)	(67.1)
Accounts payable and accruals	57.2	(93.7)
Customer advances	(108.4)	(9.9)
Other	(28.4)	(20.8)
Net cash used in operating activities	(34.4)	(1.5)
Cash flows from investing activities
Capital expenditures	(39.7)	(25.4)
Proceeds from sales of property, plant and equipment	-	0.8
Acquisitions, net of cash acquired	-	(48.8)
Other investments	(10.5)	(6.2)
Decrease in restricted cash balances	5.9	2.3
Net cash used in investing activities	(44.3)	(77.3)
Cash flows from financing activities
Proceeds from exercise of stock options	3.5	2.0
Proceeds from borrowings	850.8	253.2
Excess tax benefits from stock-based compensation	6.6	3.8
Repayments of borrowings	(730.5)	(170.1)
Repurchase of common stock	(1.5)	-
Net cash provided by financing activities	128.9	88.9
Effect of exchange rate changes on cash and cash equivalents	(10.7)	(3.5)
Net increase in cash and cash equivalents	39.5	6.6
Cash and cash equivalents, beginning of period	122.8	128.2
Cash and cash equivalents, end of period	$ 162.3	$ 134.8

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	June 30,	December 31,
	2013	2012
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 173.9	$ 140.4
Current portion of long-term debt	(35.4)	(35.9)
Long-term debt	(1,131.3)	(1,014.9)
Net debt	$ (992.8)	$ (910.4)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Blaise Derrico, Vice-President Investor Relations (713) 973-5497